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                                                                    EXHIBIT 10.5
                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT, dated as of this 24th day of January, 1997, is by and between SFI Corp., a New York corporation (the "Company") and a wholly-owned subsidiary of U.S. Office Products Company ("USOP"), a Delaware corporation, and Thomas B. D'Agostino ("Employee").

                                    RECITALS

    The Company desires to continue to employ Employee and to have the benefit of his skills and services, and Employee desires to continue employment with the Company, on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

                                   AGREEMENTS

    1. EMPLOYMENT; TERM. The Company hereby employs Employee to perform the duties described herein, and Employee hereby accepts employment with the Company, for a term beginning on the date hereof and continuing for a period of four (4) years (the "Term").

    2. POSITION AND DUTIES. The Company hereby employs Employee as President. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a President of a subsidiary of USOP such as the Company and assigned to Employee by the Board of Directors of the Company (the "Board"). Employee will report directly to the Board. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote substantially all of his professional time, attention, and efforts to promote and further the business of the Company. Employee shall faithfully adhere to, execute, and fulfill all policies established by the Company.

    3. COMPENSATION. For all services rendered by Employee, the Company shall compensate Employee as follows:

        (a) BASE SALARY. Effective on the date hereof, the base salary payable to Employee shall be $400,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less often than monthly. On at least an annual basis, the Board will review Employee's performance and may make increases to such base salary if, in its sole discretion, any such increase is warranted.

        (b) INCENTIVE BONUS. During the Term, Employee shall be eligible to receive an incentive bonus up to the amount, based upon the criteria, and payable in such amount, at such times as are specified in Exhibit A attached hereto. The manner of payment, and form of consideration, if any, shall be determined by the Compensation Committee of the USOP Board of Directors, in its sole and absolute discretion, and such determination shall be binding and final. To the extent that such bonus is to be determined in light of financial performance during a specified fiscal period and this Agreement commences on a date after the start of such fiscal period, any bonus payable in respect of such fiscal period's results may be prorated. In addition, if the period of Employee's employment hereunder expires before the end of a fiscal period, and if Employee is eligible to receive a bonus at such time (such eligibility being subject to the restrictions set forth in Section 6 below), any bonus payable in respect of such fiscal period's results may be prorated. Employee shall be entitled to receive an incentive bonus under this section solely to the extent that the amount of the bonus calculated in

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    accordance with this section and Exhibit A is determined to exceed $100,000
    (i.e., the maximum incentive bonus Employee shall be eligible to receive shall be $300,000).

        (c) PERQUISITES, BENEFITS, AND OTHER COMPENSATION. During the Term, Employee shall be entitled to receive such perquisites and benefits as are customarily provided to a president (or other designation of the chief executive officer) of a subsidiary of USOP, subject to such changes, additions, or deletions as the Company may make from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Board.

    4. EXPENSE REIMBURSEMENT. The Company shall reimburse Employee for (or, at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

    5. PLACE OF PERFORMANCE. Employee understands that the Company may request that he relocate from his present residence to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or a change in duties and responsibilities. In such event, the Company will provide Employee with a relocation allowance, in an amount determined by the Company, to assist Employee in covering the costs of moving himself, his immediate family, and their personal property and effects. The total amount and type of costs to be covered shall be determined by the Company, in light of prevailing Company policy at the time.

    6. TERMINATION; RIGHTS ON TERMINATION. Employee's employment may be terminated in any one of the followings ways, prior to the expiration of the
Term:

        (a) DEATH. The death of Employee shall immediately terminate the Term, and no severance compensation shall be owed to Employee's estate.

        (b) DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position on a full-time basis for a period of four consecutive months, or for a total of four months in any six-month period, then thirty (30) days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Employee's employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period. Subject to Section 6(f) below, if Employee's employment is terminated as a result of Employee's disability, the Company shall continue to pay Employee his base salary at the then-current rate for the lesser of
    (i) six (6) months from the effective date of termination, or (ii) whatever time period is remaining under the Term. Such payments shall be made in accordance with the Company's regular payroll cycle.

        (c) TERMINATION BY THE COMPANY "FOR CAUSE." The Company may terminate Employee's employment hereunder ten (10) days after written notice to Employee "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within ten (10) days of receipt by Employee of written notice from the Company specifying the breach; (ii) Employee's gross negligence in the performance of his material duties hereunder, intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the directives of the Board, his superior officers, or the Company's policies and procedures, which actions continue for a period of at least ten (10) days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company or USOP, and that in the reasonable judgment of the Company or USOP materially and adversely affects the operations or reputation of the Company or USOP; (iv) Employee's conviction of a felony or other crime involving moral turpitude; or (v) Employee's abuse of alcohol or drugs

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    (legal or illegal) that, in the Company's reasonable judgment, substantially impairs Employee's ability to perform his duties hereunder. In the event of a termination "for cause," as enumerated above, Employee shall have no right to any severance compensation.

        (d)  WITHOUT CAUSE.

           (i) At any time after the commencement of employment, the Company may, without cause, terminate Employee's employment, effective thirty
       (30) days after written notice is provided to the Employee. Should Employee be terminated by the Company without cause, Employee shall receive from the Company the base salary at the rate then in effect for the longer of (i) six (6) months from the date of termination, or (ii) whatever time period is remaining under the Term. Such payments shall be made in accordance with the Company's regular payroll cycle.

           (ii) At any time after the commencement of employment, the Employee may terminate this Agreement for Good Reason upon giving the Company thirty (30) days prior written notice. If Employee terminates this Agreement for Good Reason, Employee shall receive from the Company the base salary at the rate then in effect for the lesser of (i) six (6) months from the date of termination, or (ii) whatever time period is remaining under the Term. For purposes of this Agreement, Good Reason shall mean:

               (A) a breach by the Company of any material obligation to Employee hereunder, which breach is not cured within thirty (30) days after written notice thereof is given to the Company by Employee; or

               (B) Employee's refusal to be relocated from his present residence in the city of New York, New York to any other geographic location pursuant to a request by the Company.

           (iii) If Employee resigns or otherwise terminates his employment for any reason other than Good Reason as defined herein, Employee shall receive no severance compensation.

        (e) PAYMENT THROUGH TERMINATION. Upon termination of Employee's employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of the Company) due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above in this Section 6. With respect to incentive bonus compensation, Employee shall be entitled to receive any bonus declared but not paid prior to termination. Notwithstanding the foregoing, in the event of a termination by the Company under Section 6(b) or 6(d), Employee shall be entitled to receive incentive bonus compensation through the end of the Company's fiscal year in which termination occurs, calculated as if Employee had remained employed by the Company through the end of such fiscal year, and paid in such amounts, at such times, and in such forms as are determined pursuant to Section 3(b) above and Exhibit A attached hereto. Except as specified in the preceding two sentences, Employee shall not be entitled to receive any incentive bonus compensation after the effective date of termination of his employment. All other rights and obligations of USOP, the Company, and Employee under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under this Section 6(e) and Section 11 below and Employee's obligations under Sections 7, 8, 9 and 10 below shall survive such termination in accordance with their terms.

    7.  RESTRICTION ON COMPETITION.

        (a) During the Term, and thereafter, if Employee continues to be employed by the Company and/or any other entity owned by or affiliated with the Company or USOP on an "at will" basis, for the duration of such period, and thereafter for a period equal to the longer of (x) one (1) year, or (y) the period during which Employee is receiving any severance pay from the Company, Employee shall

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    not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

           (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services, which were sold by the Company or USOP on the date of the termination or Employee's employment, in direct competition with the Company or USOP, within 50 miles of any location where the Company or USOP conducts business (the "Territory") on the date of the termination of Employee's employment;

           (ii) call upon any Person who is, at that time, within the Territory, an employee of the Company or USOP for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or USOP;

           (iii) call upon any Person who or that is, at that time, or has been, within one year prior to that time, a customer of the Company or USOP within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company or USOP within the Territory; or

           (iv) on Employee's own behalf or on behalf of any competitor, call upon any Person who or that, during Employee's employment by the Company or USOP was either called upon by the Company or USOP as a prospective acquisition candidate with respect to which Employee had actual knowledge or was the subject of an acquisition analysis conducted by the Company or USOP with respect to which Employee had actual knowledge.

        (b) The foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

        (c) It is further agreed that, in the event that Employee shall cease to be employed by the Company or USOP and enters into a business or pursues other activities that, on the date of termination of Employee's employment, are not in competition with the Company or USOP, Employee shall not be chargeable with a violation of this Section 7 if the Company or USOP subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 50 miles of the Employee's new business or activities. In addition, if Employee has no actual knowledge that his actions violate the terms of this Section 7, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company or USOP of such breach, Employee ceases the prohibited actions.

        (d) For purposes of this Section 7, references to "USOP" shall mean U.S. Office Products Company, together with its subsidiaries and affiliates.

        (e) The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

        (f) All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee

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    against the Company or USOP, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by USOP or the Company of such covenants; PROVIDED, that upon the failure of the Company to make any payments required under this Agreement, the Employee may, upon thirty (30) days' prior written notice to the Company, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section 7. It is specifically agreed that the period of one year stated at the beginning of this Section 7, during which the agreements and covenants of Employee made in this Section 7 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 7.

        (g) If the time period specified by this Section 7 shall be reduced by law or court decision, then, notwithstanding the provisions of Section 6 above, Employee shall be entitled to receive from the Company his base salary at the rate in effect on the date of termination of Employee's employment solely for the longer of (i) the time period during which the provisions of this Section 7 shall be enforceable under the provisions of such applicable law, or (ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the applicable period provided in Section 6 above. To the extent Employee is subject to a restriction on competitive activity as a party to that certain Agreement and Plan of Reorganization, dated as of January 23rd, 1997, by and among USOP, SFI Acquisition (Delaware) Corp., the Company and Employee or that certain Agreement and Plan of Reorganization, dated as of January 23rd, 1997, by and among USOP, HBF Acquisition Corp., Hano Document Printers, Inc. and the Stockholders Named Therein (the "Merger Agreements"), then Employee shall abide by, and in all cases be subject to, the restrictive covenants (whether in this Section 7 or in the Merger Agreements) that, in the aggregate, impose restrictions on Employee for the longest duration and the broadest geographic scope (taking into account the effect of any applicable court decisions limiting the scope or duration of such restrictions), it being agreed that all such restrictive covenants are supported by separate and distinct consideration. This Section 7(g) shall be construed and interpreted in light of the duration of the applicable restrictive covenants.

        (h) Employee has carefully read and considered the provisions of this
    Section 7 and, having done so, agrees that the restrictive covenants in this
    Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and USOP, and their respective officers, directors, employees, and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business, and locations of the Company and USOP throughout the term of these covenants.

        (i) Notwithstanding any of the foregoing, if the Company terminates Employee's employment pursuant to Section 6(b) or Section 6(d), then the restrictions on Employee described in this Section 7 shall only apply for the period during which Employee is receiving any severance pay from the Company. The parties expressly agree that Employee shall have the right to receive, but not the obligation to accept, severance compensation for a termination under either Section 6(b) or Section 6(d).

    8. CONFIDENTIAL INFORMATION. Employee hereby agrees to hold in strict confidence and not to disclose to any third party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company and/or USOP (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company and/or USOP because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's and USOP's business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the

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Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; PROVIDED, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

    9. INVENTIONS. Employee shall disclose promptly to the Company and USOP any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, and that are directly related to the business or activities of the Company or USOP and that Employee conceives as a result of his employment by the Company, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

    10. RETURN OF COMPANY PROPERTY. Promptly upon termination of Employee's employment by the Company for any reason or no reason, Employee or Employee's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company, USOP or their respective representatives, vendors, or customers that pertain to the business of the Company or USOP, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company or USOP. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company or USOP, as the case may be, and be subject at all times to their discretion and control.

    11. INDEMNIFICATION. In the event Employee is made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company or USOP against Employee, and excluding any action by Employee against the Company or
USOP), by reason of the fact that he is or was performing services under this Agreement or as an officer or director of the Company, then, to the fullest extent permitted by applicable law, the Company shall indemnify Employee against all expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. Such indemnification shall continue as to Employee even if he has ceased to be an employee, officer, or director of the Company and shall inure to the benefit of his heirs and estate. The Company shall advance to Employee all reasonable costs and expenses directly related to the defense of such action, suit, or proceeding within twenty (20) days after written request therefore by Employee to the Company, PROVIDED, that such request shall include a written undertaking by Employee, in a form acceptable to the Company, to repay such advances if it shall ultimately be determined that Employee is or was not entitled to be indemnified by the Company against such costs and expenses. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company (or, at its option, USOP) will engage competent legal representation, and Employee agrees to use the same representation; PROVIDED, that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all reasonable attorneys' fees of such separate counsel. The provisions of this
Section 11 are in addition to, and not in derogation of, the indemnification provisions of the Company's By-laws. The foregoing indemnification also shall be applicable to Employee in his capacity as an officer, director,

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or representative of any subsidiary of USOP other than the Company, or any other entity, but in each case only to the extent that Employee is serving at the request of the Board or the Board of Directors of USOP.

    12. NO PRIOR AGREEMENTS. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, Employee agrees to indemnify and hold harmless the Company and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of this Agreement. To the extent that Employee had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Employee and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

    13. ASSIGNMENT; BINDING EFFECT. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with a subsidiary or affiliate of USOP other than the Company, unless Employee and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer. If the Company is merged with or into another subsidiary or affiliate of USOP and the successor company is engaged in substantially the same business as the Company, such action shall not be considered to cause an assignment of this Agreement, and the surviving or successor entity shall become the beneficiary of this Agreement and all references to the "Company" shall be deemed to refer to such surviving or successor entity. It is intended that USOP will be a third-party beneficiary of the rights of the Company under this Agreement. No other Person shall be a third-party beneficiary.

    14. COMPLETE AGREEMENT; WAIVER; AMENDMENT. This Agreement is not a promise of future employment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement together with the Merger Agreements is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

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    15.  NOTICE.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:                SFI Corp.
                               276 Park Avenue South
                               New York, NY 10010
                               Fax: (212) 529-4150
                               Attn: President

with a copy to:                U.S. Office Products Company
                               1025 Thomas Jefferson Street, N.W.
                               Suite 600 East
                               Washington, D.C. 20007
                               Fax: (202) 339-6733
                               Attn: Mark D. Director, Esq.

To Employee:                   Thomas B. D'Agostino
                               755 Park Avenue
                               New York, NY 10021
                               Fax: (212) 734-8807

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this
Section 15.

    16. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(e) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

    17. EQUITABLE REMEDY. Because of the difficulty of measuring economic losses to the Company and/ or USOP as a result of a breach of the restrictive covenants set forth in Sections 7, 8, 9 and 10, and because of the immediate and irreparable damage that would be caused to the Company and/or USOP for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or USOP at law or in equity, the Company and USOP shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

    18. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in the city where the Company is located. Notwithstanding the foregoing, the Company and/or USOP shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 17 above, from any court of competent jurisdiction, without the need to resort to arbitration.

    19. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of New York, without regard to its conflict of laws principles.

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                             [Execution Page Following]

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    IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the date first written above.

                                                                 SFI CORP.

                                                           /s/ TIMOTHY L. TABOR
                                               --------------------------------------------
                                                             Timothy L. Tabor
                                                         EXECUTIVE VICE PRESIDENT

                                                                 EMPLOYEE

                                                         /s/ THOMAS B. D'AGOSTINO
                                               --------------------------------------------
                                                           Thomas B. D'Agostino

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
                                   EXHIBIT A

    Under USOP's Incentive Bonus Plan, Employee will be eligible to earn up to 100% of Employee's base salary in bonus compensation, payable out of a bonus pool determined by the Board of Directors of USOP or a compensation committee thereof, depending upon the achievement of specified criteria and payable in the form of cash, stock options, or other non-cash awards, in such proportions, and in such forms, as are determined by the Board of Directors of USOP or a compensation committee thereof. Bonuses under the Incentive Bonus Plan will be determined by measuring Employee's performance, the Company's performance, and USOP's performance based on the following criteria, weighted as indicated, and measured against target performance levels established by the Board of Directors of USOP or such compensation committee: (i) USOP's profits--25%; (ii) the profit of the Company--50%; and (iii) revenue growth of the Company due to acquisitions--25%. For purposes of this Exhibit A, the "Company" shall mean SFI Corp and Hano Document Printers, Inc.

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